Exhibit 99.1

Socket Mobile Media Contact:	Editorial Contacts:
Carol Montalvo	Monica Appelbe or Michelle Homes
Director Marketing Communications	LEWIS PR
(510) 933-3051	(415) 992-4400
carol@socketmobile.com	socketmobile@lewispr.com

Socket Mobile Investor Contact:	Investor Relations Contacts:
David Dunlap	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
(510) 933-3035	(323) 468-2300
dave@socketmobile.com	sckt@mkr-group.com

SOCKET MOBILE REPORTS FIRST QUARTER REVENUE OF $6.2 MILLION

Customer deployments of Business Mobility solutions continue upward trend

NEWARK, Calif., - April 24, 2008 - Socket Mobile, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity products, today reported financial results for the 2008 first quarter ended March 31, 2008.

Revenue for the first quarter of 2008 was $6.2 million, an increase of 11 percent compared to revenue of $5.5 million for the same quarter a year ago and a decrease of 10 percent compared to revenue of $6.8 million in the immediately preceding quarter. Net loss applicable to common stockholders for the first quarter of 2008 was $959,000, or a loss of $0.03 per share, compared to a net loss applicable to common stockholders of $1.3 million, or a loss of $0.04 per share, in the first quarter of 2007 and a net loss of $431,000, or a loss of $0.01 per share, in the immediately preceding quarter. The portion of the net loss attributable to stock option expensing in the first quarter of 2008 was $219,000, or $0.01 per share, compared to $282,000, or $0.01 per share, in the first quarter of 2007 and $231,000, or $0.01 per share, in the immediately preceding quarter.

Cash and cash equivalents were approximately $3.9 million at March 31, 2008, compared to $5.0 million at December 31, 2007.

Kevin Mills, president and chief executive officer, commented, "We made significant progress in the first quarter building market traction and sales momentum for our Business Mobility systems strategy built around the SoMo 650 handheld computer. The number of vertical industry resellers promoting our system solutions and SoMo doubled, along with the number of units sold via this channel. In addition, the number of direct end-user customers increased. While SoMo revenue of $675,000 recognized in the quarter was lower sequentially, market acceptance and product adoption are increasing."

"Indicative of this acceptance, a nationwide healthcare provider has completed their product evaluation and stated their interest in purchasing several thousand SoMo units that will roll out over a 12-month time frame, beginning late in the second quarter. To support continued growth of the SoMo and accelerate our Business Mobility market outreach, we successfully expanded our regional sales operations during the quarter, adding key sales people in the North and Southwest regions of the U.S. At the same time, we have seen increasing strength in order activity for our traditional data collection and OEM products and entered the second quarter with a record level backlog."

Conference Call

Management of Socket will hold a conference call and web cast today at 2 P.M. PDT to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-8033 from within the U.S. or (201) 689-8033 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. Access code for the replay is 286# followed by conference ID 281033#. The call will also be carried live and available via replay through a link on Socket's website at www.socketmobile.com and a transcript will be posted within a few days of the call.

About Socket Mobile

Socket Mobile makes mobility computing and productivity work. The company is a one-stop supplier of mobile computing hardware systems, offering a handheld mobile computer specifically designed for business mobility use and an extensive portfolio of essential mobile data collection and networking peripherals that enable mobile automation and productivity increases. The company also offers OEM solutions. Socket Mobile is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com.

Socket and SoMo are trademarks or registered trademarks of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners.

© 2008, Socket Mobile, Inc. All rights reserved.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include, but are not limited to, statements with respect to the distribution, timing and market acceptance of our products, and statements predicting trends, sales, order activity, backlog and market opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward looking statements as a result of a number of factors, including, but not limited to, the risk that shipments of our products may be delayed or not happen as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our integrator program and current distribution channels may not choose to distribute our products or may not be successful in doing so, the risk that acceptance of our products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission. Socket Mobile does not undertake any obligation to update any forward looking statements.

--Financial tables to follow--

Socket Mobile, Inc. Summary Consolidated Statements of Operations (Unaudited) (Amounts in Thousands except per share amounts)
	Three Months Ended March 31,
	2008	2007
Revenue	$ 6,170	$ 5,548
Cost of revenue	3,152	2,763
Gross profit	3,018	2,785
Gross profit percent	49%	50%
Research & development	1,187	1,427
Sales & marketing	1,943	1,759
General & administrative	806	857
Amortization of intangibles	32	34
Total operating expenses	3,698	4,077
Interest (income) expense, net	1	(34)
Deferred income tax expense	8	8
Net loss	(959)	(1,266)
Net loss applicable to common stockholders per share: Basic and diluted	$ (0.03)	$ (0.04)
Weighted average shares outstanding: Basic and diluted	32,013	31,872

Socket Mobile, Inc. Condensed Consolidated Summary Balance Sheets (Amounts in Thousands)
	March 31, 2008 (Unaudited)	December 31, 2007*
Cash	$ 3,943	$ 4,963
Accounts receivable	3,225	2,615
Inventories	3,043	2,438
Other current assets	410	283
Property and equipment, net	1,099	1,145
Goodwill	9,798	9,798
Intangible technology	442	474
Other assets	320	258
Total assets	$ 22,280	$ 21,974

Accounts payable and accrued liabilities	$ 4,355	$ 3,281
Bank line of credit	2,754	2,622
Deferred income on shipments to distributors	1,610	1,745
Other liabilities	752	792
Common stock	53,920	53,686
Accumulated deficit	(41,111)	(40,152)
Total liabilities and equity	$ 22,280	$ 21,974
*Derived from audited financial statements.

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